UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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UNITED AMERICAN HEALTHCARE CORPORATION
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September 22, 2010
Dear Fellow Shareholder,
With just a few short days remaining until our Sept. 30, 2010 Annual Meeting, UAHC shareholders face a clear choice that will determine the Company’s future – whether to:
Support UAHC’s Board and management team as we execute our plan for restoring shareholder value
OR
Allow Strategic Group, a dissident shareholder affiliated with Board member Bruce Galloway, to gain control of the Board and drive the future direction of the Company, despite offering NO control premium, NO cohesive strategic plan and owning less than 9% of the outstanding shares of UAHC, which fundamentally contradicts basic principles of good governance and fairness to all shareholders.
We have made significant progress over the past few months to create shareholder value, and now those efforts are in jeopardy. Fortunately, you have the power to ensure a small, but vocal dissident shareholder group does not put your Company and investment at risk simply to serve their own purposes.
As a fellow shareholder, I ask you to approve a slate of Board nominees that has the experience to guide UAHC as we complete the integration of our acquisition of Pulse Systems and build value for all shareholders.
We urge you to vote FOR the Company’s nominees using the WHITE proxy card TODAY.
A TIME TO CLEAR THE AIR
Over the past few weeks, the senior management team, our current Board members and Board nominees have had the opportunity to meet with a variety of shareholders to answer questions about our recent transaction and our vision for the future of UAHC. These discussions have highlighted the need to ensure shareholders understand our position amid the environment of inaccurate information created by the Strategic Group. To help make our position clear, we will try to answer some of the more frequently asked shareholder questions in this letter.
HOW CAN WE BE SURE THAT MANAGEMENT’S PLAN IS THE BEST OPTION FOR UAHC?
We, with the assistance of numerous advisors, spent nearly two years carefully evaluating strategic options based on our investment criteria and ultimately selected the Pulse Systems business to form the foundation for UAHC’s future growth. Pulse Systems is a profitable business with more than $9 million in sales. It is important to understand that we looked at a number of potential strategic options before coming to the decision we made, and from that array of choices, we selected the one we believed offered the best opportunities to create long-term shareholder value. Finally, I would note that our plan is the only plan being offered to our shareholders; the dissident group offers no plan at all. Their vision for the future of UAHC is for the Company to have no future. They want shareholders to hand them control of UAHC, giving them the opportunity to attempt to reverse all the actions we have taken and liquidate the Company. Your current management team and Board see something better and more beneficial for all shareholders: we see the true value of UAHC, and we have a plan for enhancing that value in the future.

WHAT EXPERIENCE DOES THE MANAGEMENT TEAM AND BOARD HAVE IN THE MEDICAL DEVICE INDUSTRY?
Our senior leadership team, including our Board nominees, has significant experience in managing businesses in the healthcare industry — and specifically in medical devices – as well as a variety of experience in the broader manufacturing sector. Herb Bellucci, President and CEO of Pulse Systems and a Board nominee, has 25 years of experience in the medical device business, with extensive knowledge in medical device design, development, marketing and manufacturing. Board nominee Grayson Beck has nearly 20 years of experience in engineering and manufacturing precise components for the medical device and transportation industries, with extensive experience in medical device design, development and manufacturing. Current director Darrel Francis spent seven years in the medical device industry as Director of Sales for Datascope Corporation. With the depth of expertise in medical devices that we have throughout our senior leadership team, we are confident we have the right Board and management talent we need to successfully integrate Pulse Systems and guide our future growth.
HAS THE CURRENT TEAM SQUANDERED THE RESOURCES OF UAHC?
Our opponents like to characterize our management of UAHC as defined by excessive, wasteful spending, but unfortunately for them, repetition does not result in truth. The facts remain: we have made significant progress in reducing costs, including reducing potential legal liabilities through our management of the wind-down of our former TennCare and Medicare businesses, and successfully resolving long-standing litigation. We have reduced management and Board compensation. We have reduced the size and cost of facilities, and we have reduced the number of employees who work for us. These were difficult decisions, particularly those which affect the lives of our associates, but we acted to ensure the long-term viability of our Company. In fact, it is the dissidents who are forcing the Company to expend resources by repeatedly bringing costly litigation to try to persuade a court to tilt the odds in their favor.
SHOULDN’T THE DISSIDENT HAVE A VOICE ON UAHC’S BOARD?
Mr. Gallaway currently serves on our Board with a term that expires in 2011. We believe that the one Board seat he currently holds, represents a fair and proportionate representation for Mr. Galloway’s economic interest in the Company – one seat out of 10 members for a holder of less than 9% of UAHC’s outstanding common shares. Any additional seats for his group would create a disproportionately large representation for a shareholder of his size and likely increase his disruptive influence on the management of our Company that is not in the best interests of all shareholders.
WHAT ARE MR. FIFE’S INTERESTS IN UAHC?
Mr. Fife has invested substantial time and money in UAHC, and he has expressed to the Board his commitment to following through on that investment over the long term. Having made sizable purchases of common stock in the open market, Mr. Fife can understand the concerns of all shareholders regarding the performance of UAHC stock. However, he believes in the future of UAHC and our combination with Pulse Systems, and is willing to invest more of his time and energy in our Company by serving on our Board of Directors.
HOW DID MR. FIFE BECOME ONE OF UAHC’S LARGEST SHAREHOLDERS?
Mr. Fife began purchasing shares in the open market in November 2009, steadily increasing his position until he reached the 5% threshold that required the filing of a Schedule 13D with the SEC. Eventually, Mr. Fife and his affiliates accumulated a position amounting to more than 23% of UAHC’s outstanding common stock before divesting his shares to The Dove Foundation, the Company’s current largest shareholder. Mr. Fife’s open market purchases of UAHC shares were often executed for more than $1 per share.

HAVE YOU ISSUED ANY SHARES TO MR. FIFE?
The only shares of UAHC equity issued to Mr. Fife were those relating to our purchase of Pulse Systems, and the final number of shares was determined by the volume weighted average price at a valuation that was higher than our current share price. We have not issued any other shares to Mr. Fife, and in fact, based on our voting and standstill agreement, the Company may require Mr. Fife to make an additional $600,000 investment in UAHC.
OUR INTERESTS:
ALIGNED WITH YOU, OUR SHAREHOLDERS
Despite recent statements made by the dissident group, the interests of UAHC’s Board, director nominees and management team are closely aligned with shareholders, since we ourselves are significant shareholders:
•	The Board, its director nominees and management team have a much larger ownership position – Excluding Bruce Galloway, the Company’s current directors and management beneficially own approximately 8% of the Company’s common stock. Our Board nominees, including Mr. Fife, own an additional 17% of the Company’s common stock. The Strategic Group, on the other hand, beneficially owns less than 9% of the Company’s stock. The Board and management are strongly motivated and more invested in doing what is in the best interests of all shareholders, and we have a sound plan for achieving this objective.

•	We have the right plan for the future of UAHC and the experience to deliver results – Over the past two years, the Board and management thoughtfully and carefully considered an array of strategic options for UAHC before acquiring Pulse Systems. The task before us is to effectively integrate Pulse Systems and manage UAHC’s ongoing operations in a way that conserves our resources, takes advantage of growth opportunities and ultimately increases value for all shareholders. We have strong leadership within our current management team, current Board members and Board nominees, and specific expertise in the medical device industry that will help us move forward and achieve our vision for our combined Company. We have assembled the right plan, team and resources to accomplish these objectives.

•	Strategic Group is a small shareholder with an even smaller strategic view – We believe that the Strategic Group has no plan for maximizing long-term shareholder value as their only plan is to liquidate the Company. They have now taken action in the courts to try to reverse our acquisition, creating more costly diversions for UAHC. Their narrow, self-interested vision has cost us time and resources, and has become destructive to shareholder value. MANAGEMENT’S VISION IS FOR STRONG OPERATIONS, GROWTH AND VALUE.

THE BOTTOM LINE:
STAND UP TO THE DISSIDENTS, SUPPORT THE BOARD AND MANAGEMENT TEAM, VOTE THE WHITE PROXY TODAY
The Sept. 30, 2010 Annual Meeting provides a critical opportunity for shareholders to protect their investment and support UAHC’s efforts to successfully integrate our acquisition of Pulse Systems and restore shareholder value. The real choice at hand is whether to:
•	Allow Bruce Galloway and the Strategic Group, with less than a 9% ownership interest in UAHC, to gain majority control of the Board, without paying a premium for it, and drive the future direction of the Company – a fundamental contradiction of basic principles of good governance and fairness to all shareholders
OR TO:
•	Support the Board and current management team’s experienced, well-qualified nominees, as UAHC executes its strategic plan for restoring shareholder value.
We thank you for your continued support and urge you to vote FOR the Company’s director nominees by signing and returning the WHITE proxy card today.
Sincerely,
William C. Brooks
President and Chief Executive Officer
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.
In connection with the UAHC’s Annual Meeting of Shareholders, UAHC has filed a revised definitive proxy statement with the Securities and Exchange Commission in connection with the updated Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE REVISED DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the revised definitive proxy statement and other documents filed by UAHC at the Securities and Exchange Commission’s website at http://www.sec.gov. The revised definitive proxy statement and such other documents may also be obtained free of charge by directing a request to Investor Relations, United American Healthcare Corporation, 300 River Place Suite 4950, Detroit, Michigan, 48207, telephone: (313) 393-4571, or on UAHC’s website at www.uahc.com.
UAHC, its directors, director nominees, executive officers and certain other members of its management and employees and other third parties, may be deemed to be participants in the solicitation of proxies from UAHC’s shareholders in connection with the Annual Meeting of Shareholders. Information concerning all of UAHC’s participants in the solicitation is included in the revised definitive proxy statement relating to the Annual Meeting of Shareholders.